                                                                    EXHIBIT 10.7


                               LICENSE AGREEMENT
                               -----------------


     This License Agreement (the "Agreement"), dated as of this 30th day of May,
                                  ---------
1996, is between SUMMIT SOFTWARE SYSTEMS, INC. ("Licensor"), with an address of
                                                 --------
1966 13th Street, Suite 200, Boulder, Colorado 80302, and SEA CHANGE INTERNATIONAL, INC. ("Licensee"), with an address of 124 Acton Street, Maynard,
                      --------
Massachusetts 01754.

     Licensor is the owner of computer software and desires to license the software to Licensee for the purpose of resale and possibly modifying and enhancing the software for further resale.

     In consideration of the foregoing, the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1.   Definition of Terms.

     1.1  Licensed Software.  The term "Licensed Software" means any copy of the
          -----------------             -----------------
source code or object code version of the proprietary computer software identified on Schedule A of this Agreement, and all Bug Fixes to such software implemented by Licensor within six months of the date of this Agreement.

     1.2  Bug Fixes.  The term "Bug Fixes" shall refer to all modifications to
          ---------             ---------
correct errors in the Licensed Software, if any, identified by Licensee in writing or by Licensor within six months of the date of this Agreement and shall mean and include any modifications and enhancements developed by Licensor and released to Licensor's customers within such six-month period.

     1.3  Derivative Work.  The term "Derivative Work" means a work created by
          ---------------             ---------------
Licensee and based on or incorporating the Licensed Software and/or the Documentation, including, but not limited to, translations, abridgments, condensations, improvements, updates, enhancements, or any other form in which the Licensed Software and/or the Documentation may be recast, transformed, adapted, or revised, in each case to the extent that the work would constitute an infringement of Licensor's rights if created without the license granted hereby.

     1.4  Documentation.  The term "Documentation" means the manuals for the
          -------------             -------------
Licensed Software prepared by Licensor and identified on Schedule A of this Agreement.

     1.5  Customer.  The term "Customer" means any end user to whom Licensee
          --------             --------
sublicenses an object copy of the Licensed Software or Derivative Work.

     1.6  Sublicense Agreement.  The term "Sublicense Agreement" means a
          --------------------             --------------------
contract between Licensee and a Customer whereby the Customer is granted the right to use all or a part of any object code version of the Licensed Software or Derivative Works and which contains the terms specified in Schedule B.

     1.7  Third-Party Software.  The Licensed Software as delivered to Licensee
          --------------------
requires the use of software which Licensor did not develop and owns no rights in. This software, listed in Schedule A, is available to Licensee from other commercial sources and is not included in any of the licensing terms, warranties or other representations or conditions of this Agreement. Licensee and Customers must make separate agreements to license such software.

2.   License Grant.

     2.1  Right to Modify.  Subject to the terms of this Agreement, Licensor
          ---------------
hereby grants to Licensee a nonexclusive, nontransferable license to use and copy the Licensed Software and Documentation and to modify the Licensed Software and Documentation to create Derivative Works. These rights may be exercised solely by Licensee and its contractors and consultants and only at Licensee's place of business or at the premises of Customers if appropriate safeguards have been taken by Licensee to ensure that only Licensee's employees, contractors and consultants have any access to source code of the Licensed Software and Derivative Works and if such source code is only at a Customer's premises briefly and only while Licensee's programming staff is physically on site.

     2.2  Right to Sublicense.  Subject to the terms of this Agreement, Licensor
          -------------------
grants Licensee a nonexclusive, nontransferable license to sublicense Customers to use an executable version or object library version of the Licensed Software, and that portion of the Documentation comprising the operator's and installer's instructions, and an exclusive license to use and sublicense Customers to use an executable version or object library version of Derivative Works, provided that:

          (a) the Licensed Software and Derivative Works are sublicensed in executable version or object library version only; and

          (b) Licensee has its Customer execute a Sublicense Agreement.

Licensee shall have no right to sublicense the source code version of the Licensed Software, the Derivative Works, or any technical documentation.

     2.3  Exclusivity.  Except as otherwise provided herein, the license granted
          -----------
herein is a nonexclusive license; provided, however, Licensor agrees that it shall not license the Licensed Software, or any modified or enhanced version or derivative work thereof, to or for sublicense or resale by, any person or entity that is at the time of such license a vendor of digital commercial insertion equipment.

3.   Term.

     Provided Licensee complies with the terms of this Agreement, the license granted herein shall be perpetual.

4.   Fees and Payments.

     4.1  Source Code License Fee.  In return for the right to use, copy, and
          -----------------------
modify the source code for the Licensed Software and the right to create Derivative Works from such source code, Licensee agrees to pay Licensor the Source Code License Fee in the amount and as specified in Schedule A.

     4.2  Sublicense Fee.  Within thirty days after the end of each calendar
          --------------
quarter, beginning within two years from the date of this Agreement, Licensee will deliver to Licensor a report indicating the number of copies of the Licensed Software and Derivative Works which have been installed during the prior quarter and the number of copies (whether installed in the prior quarter or earlier) for which payment was received by Licensee during the prior quarter. With respect to each copy for which Licensee has received at least 50 percent of the initial license fees (excluding ongoing royalties and maintenance of support charges), at the time such report is delivered Licensee will remit payment of the appropriate Sublicense Fee as set forth in Schedule A. The obligation to pay Sublicense Fees shall be limited to installations made within two years of the date of this Agreement, but shall exist without regard to when payments from customers are received.

     4.3  Taxes.  Licensee will pay all taxes of any type that are imposed on
          -----
this Agreement or on the use, modification, or sublicensing of the Licensed Software, Documentation, and Derivative Works by Licensee, other than taxes based on Licensor's net income.

     4.4  Late Charges.  Any payment or part of a payment that is not paid when
          ------------
due shall bear interest at the rate of 1.5 percent per month, or at the highest contract rate allowed by law, whichever is less, from its due date until paid.

     4.5  Records and Audit.  Licensee shall maintain accurate records relating
          -----------------
to the copying, modification, distribution, and sublicensing of the Licensed Software and Derivative Works so as to establish the payments due to Licensor hereunder, to identify the location of all copies of the Licensed Software and Derivative Works, to identify all Sublicenses, and to otherwise verify Licensee's compliance with the terms of this Agreement. Such books and records shall be available upon reasonable notice at their place of keeping for inspection during business hours by an independent auditor chosen and paid by Licensor subject to the reasonable approval of Licensee for the purposes of determining whether the correct Sublicense Fees have been paid to Licensor and whether Licensee has otherwise complied with the terms of this Agreement. The auditor will be required to execute a confidentiality agreement with Licensee prior to commencing the inspection.

5.   Delivery.

     Licensor shall deliver a copy of the source code for the Licensed Software and a copy of the Documentation to Licensee pursuant to the schedule in Schedule A. Except for Bug Fixes, Licensor shall have no responsibility for delivering to Licensee any subsequent versions of the Licensed Software that it may develop in the future. Licensee is responsible for delivering the object code version of the Licensed Software and the Derivative Works, as well as the permitted portion of the Documentation, to its Customers.

6.   Training.

     6.1  For Licensee.  Licensor shall provide (a) five business days of
          ------------
training to Licensee at Licensor's offices at a mutually agreeable time to assist and train Licensee's employees regarding the programming and design of the Licensed Software and (b) five business days of training to Licensee at Licensor's offices at a mutually agreeable time to assist and train Licensee's employees in the installation, use, and maintenance of the Licensed Software. A syllabus for each training session will be prepared by Licensor at least 14 days prior to the training session (unless a shorter period is approved by Licensee), subject to the approval of Licensee in advance of the session, which approval shall not unreasonably be withheld or delayed.

     6.2  For Customers.  It is understood and agreed that any training
          -------------
necessary for Licensee's Customers shall be provided by Licensee. Licensor will assist in training, if requested by Licensee, on a mutually agreeable schedule and according to Licensor's then-current consulting rates, terms, and conditions.

7.   Support.

     7.1  Technical Support.  Subject to the availability of its personnel,
          -----------------
Licensor will provide reasonable technical assistance to Licensee, upon request, at Licensor's then-current rates, terms and conditions. Current rates are $600 per day plus expenses.

     7.2  Quotes for New Projects.  Subject to the availability of its
          -----------------------
personnel, Licensor will, upon request by Licensee, submit a bid or quote for work relating to the modification or enhancement of the Licensed Software which Licensee desires to accomplish. Current rates for additional work on system design are $120 per hour.

8.   Ownership and Notices.

     8.1  Licensor.  Licensee acknowledges that the Licensed Software and
          --------
Documentation as delivered hereunder are the sole and exclusive property of Licensor and that Licensee has not rights in the foregoing except those expressly granted by this Agreement. Licensee shall not remove, alter, cover, or obfuscate any copyright notice or other proprietary rights notice placed in or on machine language or human readable form. Licensee shall ensure that such notices continue to appear or exist in all copies of the Licensed Software (or portions thereof) made by Licensee.

     8.2  Licensee.  Licensor acknowledges that Derivative Works are the sole
          --------
and exclusive property of Licensee, subject to Licensor's ownership of the Licensed Software and the license granted hereunder. Licensee shall ensure that an appropriate copyright or other proprietary rights notice with respect to Licensor's rights in any Derivative Work will appear in all copies of such Derivative Work.

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

9.   Confidentiality.

     Licensee acknowledges that the Licensed Software and certain portions of the Documentation contain, and the Derivative Works may contain, valuable trade secrets which are the sole and exclusive property of Licensor. Licensee agrees that it will not disclose this information to anyone other than its own employees, contractors and consultants who require access, that it will maintain and protect the confidentiality of this information, and that it will take all necessary and proper precautions to prevent any unauthorized use or disclosure of this information. Licensee agrees that if this Agreement is breached the remedy at law may be inadequate, and therefore, without limiting any other remedy available at law or in equity, an injunction, specific performance, or other forms of equitable relief or money damages or any combination thereof shall be available. All rights, powers, and remedies provided for herein are cumulative, and not exclusive, of any and all rights, powers, and remedies existing at law or in equity, and Licensor shall, in addition to the rights, powers, and remedies herein conferred, be entitled to avail itself of all such other rights, powers, and remedies as may now or hereafter exist, including the Uniform Trade Secrets Act and similar statues and rules of law pertaining to trade secrets and confidential and proprietary information.

10.  Warranty and Disclaimer.

     Except for Licensor's obligation to provide Bug Fixes, Licensor makes no warranties and the Licensed Software is licensed "AS IS." LICENSOR SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.  Limitation of Liability.

     IT IS UNDERSTOOD AND AGREED THAT LICENSOR'S LIABILITY FOR ANY DAMAGES SUFFERED BY LICENSEE OR ITS CUSTOMERS (OTHER THAN PURSUANT TO SECTION 12 HEREOF) WHETHER IN CONTRACT, IN TORT, UNDER ANY WARRANTY THEORY, IN NEGLIGENCE, OR OTHERWISE SHALL BE LIMITED TO THE AMOUNT PAID TO LICENSOR BY LICENSEE PURSUANT TO SECTION 4.1 OF THIS AGREEMENT, REDUCED RATABLY OVER A TWO-YEAR TERM FROM THE DATE HEREOF. UNDER NO CIRCUMSTANCES SHALL LICENSOR BE LIABLE FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) OF LICENSEE, ANY CUSTOMER, OR ANY OTHER THIRD PARTY, EVEN IF LICENSOR HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NO ACTION, REGARDLESS OF FORM, ARISING OUT OF THE TRANSACTIONS UNDER THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY MORE THAN TWO YEARS AFTER SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE OCCURRENCE OF THE EVENT(S) WHICH GAVE RISE TO THE CAUSE OF ACTION.

12.  Infringement Indemnity.

     12.1  Representation.  Licensor represents that it owns all copyrighted
           --------------
material contained in and all trade secrets with respect to the Licensed Software and Documentation, except for the Third-Party Software identified on Schedule A, and that the Licensed Software and Documentation does not infringe the copyrights or trade secrets of any third party, and that Licensor is not aware of any claims that the Licensed Software or Documentation infringes any copyrights or trade secrets of any third party.

     12.2  Indemnification.  In the event that any suit is brought against
           ---------------
Licensee based on a breach of the representation made in Section 12.1 or a claim that the Licensed Software in the form delivered to Licensee under this Agreement infringes any existing copyright or trade secret, Licensor agrees that it will:

           (a) defend the suit at its expense, as long as Licensor is notified promptly in writing and is given complete authority and information required to defend the suit;

           (b) pay all damages and costs awarded against Licensee; provided that Licensor's obligation to pay damages and costs shall not exceed the total sum paid by Licensee to Licensor hereunder, and provided that Licensor will not be responsible for any cost, expense, or compromise made by Licensee without Licensor's written consent; and

           (c) allow Licensee to participate in the defense of the suit at its own expense, if it so elects.

In no event shall Licensor shave any liability for any claim based on (i) anything that Licensee provided which is incorporated into the unmodified version of the Licensed Software originally delivered by Licensor to Licensee, including, without limitation, Derivative Works prepared by Licensee, (ii)(a) any portion of the Licensed Software that has been modified after the unmodified version of the Licensed Software is originally delivered by Licensor, or (b) the use or license of the Licensed Software or any portion thereof, in each case where the original version of the Licensed Software delivered by Licensee would not, by itself, be infringing; or (iii) any portion of the Licensed Software used, licensed, or transported outside the United States, or for or in connection with any claim, suit, or proceeding based upon the laws of a foreign jurisdiction.

     12.3  Licensor's Options.  Should the Licensed Software or any part thereof
           ------------------
become, or, in Licensor's opinion, be likely to become, the subject of a claim for infringement, Licensor may, at its own expense and option, either procure for Licensee the right to continue using such Licensed Software or replace the same with non-infringing software or modify the Licensed Software so that it becomes non-infringing. If neither of these options is reasonably practical, Licensor may require that the Licensed Software and all Derivative Works be returned and this Agreement terminated upon a refund to Licensee a ratable portion of the source Code License Fee paid hereunder prorated over a two-year period. Licensor shall have no obligation with respect to any such claim based upon Licensee modification of the Licensed Software or its

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

combination, operation or use with equipment, data, or software not furnished by Licenser. Licensee shall have the option to procure continued use at its own expense.

13.  Indemnification by Licensee.

     Licensee shall indemnify Licensor from all claims, losses, and damages, including attorneys' fees, which may arise from Licensee's marking, installation, or support of the Licensed Software and all Derivative Works, including claims based on representations, warranties, or misrepresentations made by Licensee, inadequate installation, support, or assistance by Licensee, or any other act or failure to act on the part of licensee. Licensee shall have the right to participate in the defense of any such claim at its own expense.

14.  Licensee Development of Replacement Product.

     Licensor understands and acknowledges that Licensee intends and has already commenced the development of its own product (the "Licensee Software") which will have substantially the functionality of the Licensed Software, and that it is intended that the Licensed Software, including modifications or enhancements, be an interim product for sublicense by the Licensee until the Licensee software is available. The Licensor understands that the same employees, contractors and/or consultants that are developing the Licensee Product may also work on modifying or enhancing the Licensor Software or creating Derivative Works. Except to the extent the Licensee Software is developed wholly independently of the Licensed Software, it is expected that the Licensee Software will be a Derivative Work. In addition, it is possible that portions of the Licensed Software (i.e., billing and accounting) may be utilized or included in the Licensee Software. If and to the extent that the Licensee Software is a Derivative Work or contains a portion of the Licensed Software, for the remainder of the 2-year period referred to in Section 4.2, the Licensee will pay a Sublicense Fee with respect to the Licensee Software, such Sublicense Fee to be prorated based on the relative proportion of the portion of the Licensed Software contained in the Licensee Software to the Licensee Software as a whole.

15.  Termination.

     15.1  By Licensor.  Licensor may terminate this Agreement on the occurrence
           -----------
of any of the following events:

          (a) The failure of Licensee to pay any sum due hereunder within fifteen days of the date due if such amount is not paid within 15 days after notice from Licensor;

          (b) Licensee's material violation of the confidentiality provisions of this Agreement;

          (c) Any other material default by Licensee which has not been cured within thirty days of written notice given to Licensee by Licensor;

          (d) If Licensee ceases to do business or comes insolvent;

           (e) If Licensee attempts to assign this Agreement without the prior written approval of Licensor, which approval shall be not unreasonably withheld.

     15.2  By Licensee.  Licensee may terminate this Agreement at any time
           -----------
(subject to the payment of all amounts accrued hereunder to the effective date of termination) by giving 30 days' written notice to Licensor, or as otherwise provided in this Agreement.

     15.3  Duties on Termination.  Upon expiration or termination of this
           ---------------------
Agreement, Licensee agrees to cease using, modifying, and sublicensing the Licensed Software, Derivative Works, and Documentation and to return to Licensor all copies of the Licensed Software, and Documentation in its possession. The obligation of confidentiality set forth in this Agreement shall remain in effect notwithstanding any termination of this Agreement. Licensee shall retain all sublicense agreements and records pertaining to sublicense payments due to Licensor for a period of three years after termination.

     15.4  Customer Rights on Termination.  Termination of this Agreement shall
           ------------------------------
not affect the rights of any Customer to sue the Licensed Software.

16.  Assignment.

     This Agreement may not be assigned by Licensee or Licensor without the prior written approval of the other party, which approval shall not be unreasonably withheld.

17.  Entire Agreement.

     The parties agree that this Agreement constitutes the complete and exclusive statement of the agreement between them which supersedes all proposals, oral or written, and all other communications between them relating to the license and use of the Licensed Software.

18.  Notices.

     All notices and other communications under this Agreement shall be in writing and shall be deemed given upon the earlier of: actual delivery, five days after being mailed by registered or certified mail, return receipt requested with postage prepaid, or when sent by telecopy with receipt confirmed by telephone, to the parties at the following addresses or to such other addresses as a party may from time to time notify the other parties pursuant hereto:

     If to Licensor:    Summit Software Systems, Inc.
                        1966 13th Street, Suite 200
                        Boulder, Colorado 80302
                        Attention: Paul W. Adams, President
                        Telecopy No.: (303) 443-9934

     If to Customer:    Sea Change International, Inc.
                        124 Acton Street
                        Maynard, Massachusetts 01759

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

                        Attention:  Bill Styslinger
                        Telecopy No.: (508) 897-0132

19.  Amendments.

     This Agreement may only be amended, changed, or modified in a writing signed by both parties.

20.  Governing Law and Jurisdiction.

     20.1  Dispute Resolution.  This Agreement will be governed by and construed
           ------------------
in accordance with the laws of the State of Colorado without giving effect to the conflict of laws provisions thereof. The parties consent to the exclusive jurisdiction and venue in any court of competent jurisdiction sitting in either the state courts or the federal district court in Colorado or Massachusetts, and to service of process under the statutes of Colorado and Massachusetts.

     20.2  Arbitration.  Any dispute, controversy or claim of any kind arising
           -----------
out of or in connection with this Agreement or the performance hereof (including questions as to whether the right to arbitrate exists) will be determined and settled by binding arbitration, which shall be the sole remedy for resolution thereof. Unless the parties agree otherwise, the arbitration will occur under the auspices of the American Arbitration Association, under its commercial arbitration rules. The arbitration shall be held in Boulder, Colorado (if initiated by Licensee) or Boston, Massachusetts (if initiated by Licensor), and shall be held before a single arbitrator. If the parties cannot agree on a single arbitrator within ten business days after the request of either party, such arbitrator shall be appointed by the American Arbitration Association in accordance with its rules, except as modified in this Section. As part of the arbitration, each party shall be entitled to engage in limited discovery (one set of interrogatories containing no more than fifty questions without subparts delivered at one time and no more than five business days of depositions each). The arbitration hearing shall be conducted no more than 60 days following submission of the matter to arbitration, with a decision to be rendered no more than 30 days after the close of the hearing by written opinion. Any award rendered will be final and conclusive upon the parities and shall not be appealable except on the limited grounds set forth in the U.S. Arbitration Act, and a judgment thereon may be entered in a court having competent jurisdiction. The arbitrators will have no power to vary or ignore the terms of this Agreement, will be bound to follow controlling law, may award compensation for attorneys' fees and costs to the prevailing party, but may not award any punitive or exemplary damages. The arbitrator in any dispute which is determined by arbitration pursuant to this Section will be authorized to apportion the costs of arbitration, excluding attorneys' fees, as part of the award, taking into consideration which, if any, party is the prevailing party in such arbitration. Nothing in this Section 20 shall prevent a party from seeking a temporary restraining order or other interim injunctive or provisional relief that would otherwise be available pending completion of the arbitration proceedings. The arbitrator's decision shall address the continuance or modification of any such interim relief.

21.  Waiver.

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

     The failure of either party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

22.  Relationship of the Parties.

     Each party is acting as an independent contractor and not as agent, partner, or joint venturer with the other party for any purpose. Except as provided in this Agreement, neither party shall have any right, power, or authority to act or to create any obligation, express or implied, on behalf of the other.

23.  Escrow.

     Notwithstanding anything herein to the contrary, Licensor agrees that if required by Licensee's Customers, Licensee may enter into an escrow agreement with an escrow agent (the "Escrow Agent") reasonably satisfactory to Licensor pursuant to which the source code for the Licensed Software and/or Derivative Works and Documentation (collectively, the "Escrowed Materials") will be delivered to Escrow Agent for the benefit of the Customers. Licensor hereby authorizes the release of the Escrowed Materials to the Customers upon the occurrence of any one of the following events described below or any substantially similar event:

     (i) Licensee shall cease conducting business in the normal course; be adjudicated insolvent; make a general assignment for the benefit of creditors; petition, apply for, suffer or permit with or without its consent the appointment of a custodian, receiver, trustee in bankruptcy or similar officer for all or any substantial part of its business or assets; or avail itself or become subject to any proceeding under the Federal Bankruptcy Code or any similar state, federal or foreign statute relating to bankruptcy, insolvency, reorganization, receivership, arrangement, adjustment of debts, dissolution or liquidation, which proceeding is not dismissed within one hundred and twenty (120) days of commencement thereof; or

     (ii) default shall be made by Licensee in the observance or performance of any material term, covenant or agreement contained in a Sublicense Agreement with any Customer for a period of thirty (30) days from the date of receipt of written notice from the Customer advising of such default and Licensee has not cured such default within such thirty
          (30) day period.

     As a condition to receipt of the Escrowed Materials, a Customer must execute an agreement in a form reasonably satisfactory to Licensor, agreeing to use the Escrowed Materials for the sole limited purpose of correcting software bugs, modifying the software, or taking other actions permitted under the terms of its end-user license agreement, to maintain the confidential nature of the Escrowed Materials, and not to disclose or to make any other use of the Escrowed Materials.

     This Agreement is executed on the dates set forth below, to be effective as of the date first set forth above.

LICENSOR:                        CUSTOMER:

SUMMIT SOFTWARE SYSTEMS, INC.    SEACHANGE INTERNATIONAL, INC.


By:     /s/ Paul W. Adams        By:     /s/ Bill Styslinger
        ------------------------         -----------------------
Name:   Paul W. Adams            Name:   Bill Styslinger
        ------------------------         -----------------------
Title:  President                Title:  President
        ------------------------         -----------------------
Date:   5/31/96                  Date:   5/30/96
        ------------------------         -----------------------

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